EXHIBIT 23(b)

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Form S-8 of Indian River Banking Company of our report, dated February 1, 2002, relating to the consolidated balance sheets of Indian River Banking Company as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the years then ended, which report appears in the Indian River Banking Company Annual Report on Form 10-K for the year ended December 31, 2001.


/s/ McGladrey & Pullen, LLP


Fort Lauderdale, Florida
April 16, 2002